Exhibit 99.1

Teva Reports First Quarter 2019 Financial Results

  Revenues of $4.3 billion
  GAAP diluted loss per share of $0.10
  Non-GAAP diluted EPS of $0.60
  Free cash flow of $360 million
  Spend base reduction of $2.5 billion since initiation of the restructuring plan in 2018; on-track to achieve $3.0 billion by the end of 2019
  Full year 2019 revenues and EPS guidance reaffirmed

JERUSALEM--(BUSINESS WIRE)--May 2, 2019--Teva Pharmaceutical Industries Ltd. (NYSE: TEVA, TASE: TEVA) today reported results for the quarter ended March 31, 2019.

Mr. Kåre Schultz, Teva’s President and CEO, said, “The second year of our two-year restructuring program got off to a promising start. We are on track to reduce our total cost base by $3 billion by the end of 2019 and we have achieved a reduction of $2.5 billion to date, while continuing to lower our debt. “

Mr. Schultz continued: “We faced the expected loss of exclusivities of key products COPAXONE® and ProAir® to generic competition. Our focus is on stabilizing our global generics business and ensuring the success of our long-term organic growth drivers, especially AJOVY® and AUSTEDO®. Both products continue to gain momentum since their initial launches and we are making the necessary investments to be able to bring them to markets outside of the U.S. as well as explore additional indications.”

First Quarter 2019 Consolidated Results

Revenues in the first quarter of 2019 were $4,295 million, a decrease of 15%, or 12% in local currency terms, compared to the first quarter of 2018, mainly due to generic competition to COPAXONE® and a decline in revenues from our respiratory products and U.S. generics business.

Exchange rate differences between the first quarter of 2019 and the first quarter of 2018 negatively impacted our revenues and GAAP operating income by $177 million and $49 million, respectively. Our non-GAAP operating income was negatively impacted by $58 million.

GAAP gross profit was $1,856 million in the first quarter of 2019, a decrease of 20% compared to the first quarter of 2018. GAAP gross profit margin was 43.2% in the first quarter of 2019, compared to 45.7% in the first quarter of 2018. Non-GAAP gross profit was $2,150 million in the first quarter of 2019, a decline of 18% from the first quarter of 2018. Non-GAAP gross profit margin was 50.1% in the first quarter of 2019, compared to 51.7% in the first quarter of 2018. The decrease in gross profit margin was mainly due to lower profitability in North America resulting mainly from a decline in COPAXONE revenues due to generic competition and lower revenues of certain other specialty products.

Research and Development (R&D) expenses in the first quarter of 2019 were $261 million, a decrease of 18% compared to the first quarter of 2018. Non-GAAP R&D expenses were $255 million, or 5.9% of quarterly revenues in the first quarter of 2019, compared to $289 million, or 5.7%, in the first quarter of 2018. The decrease in R&D expenses resulted primarily from pipeline optimization, phase 3 studies that have ended and related headcount reductions.

Selling and Marketing (S&M) expenses in the first quarter of 2019 were $648 million, a decrease of 12% compared to the first quarter of 2018. Non-GAAP S&M expenses were $602 million, or 14.0% of quarterly revenues, in the first quarter of 2019, compared to $682 million, or 13.5%, in the first quarter of 2018. The decrease was mainly due to cost reduction and efficiency measures as part of the restructuring plan.

General and Administrative (G&A) expenses in the first quarter of 2019 were $292 million, a decrease of 11% compared to the first quarter of 2018. Non-GAAP G&A expenses were $280 million, or 6.5% of quarterly revenues, in the first quarter of 2019, compared to $322 million, or 6.4%, in the first quarter of 2018. The decrease was mainly due to cost reduction and efficiency measures as part of the restructuring plan.

GAAP other income in the first quarter of 2019 was $6 million, compared to $203 million in the first quarter of 2018. Non-GAAP other income in the first quarter of 2019 was $6 million, compared to $110 million in the first quarter of 2018. Other income in the first quarter of 2018 was primarily the result of higher Section 8 recoveries from multiple cases in Canada and net gain related to the divestment of our women’s health business.

GAAP operating income in the first quarter of 2019 was $134 million, compared to $1,525 million in the first quarter of 2018. Non-GAAP operating income in the first quarter of 2019 was $1,019 million, a decrease of 29% compared to $1,435 million in the first quarter of 2018. The decrease in non-GAAP operating income was mainly due to lower profits in North America resulting mainly from a decline in COPAXONE revenues due to generic competition, lower revenues of certain other specialty products in North America and lower other income, partially offset by cost reductions and efficiency measures as part of the restructuring plan.

EBITDA (non-GAAP operating income, which excludes amortization and certain other items, as well as depreciation expenses) was $1,154 million in the first quarter of 2019, a decrease of 27% compared to $1,587 million in the first quarter of 2018.

GAAP Financial expenses were $218 million in the first quarter of 2019, compared to $271 million in the first quarter of 2018.

Non-GAAP financial expenses were $220 million in the first quarter of 2019, compared to $203 million in the first quarter of 2018. The increase in non-GAAP financial expenses was mainly due to increased interest expense as a result of the $4.4 billion bond issuance in March 2018, partially offset by reduced financial expenses as a result debt repayments during 2018.

In the first quarter of 2019, we recognized a tax expense of $9 million, or 11%, on pre-tax loss of $84 million. In the first quarter of 2018, we recognized a tax expense of $46 million on pre-tax income of $1,254 million. Our tax rate for the first quarter of 2019 was mainly affected by impairments, amortization and interest disallowance as a result of the U.S. Tax Cuts and Jobs Act. Non-GAAP income taxes for the first quarter of 2019 were $125 million, or 16%, on pre-tax non-GAAP income of $799 million. Non-GAAP income taxes in the first quarter of 2018 were $211 million, or 17%, on pre-tax non-GAAP income of $1,232 million. Our non-GAAP tax rate for the first quarter of 2019 was mainly affected by the mix of products sold in different geographies.

GAAP net loss attributable to ordinary shareholders and GAAP diluted loss per share in the first quarter of 2019 were $105 million and $0.10, respectively, compared to income of $1,055 million and diluted earnings per share of $1.03 in the first quarter of 2018. Non-GAAP net income attributable to ordinary shareholders and non-GAAP diluted EPS in the first quarter of 2019 were $654 million and $0.60, respectively, compared to $954 million and $0.94 in the first quarter of 2018.

The weighted average diluted outstanding shares used for the fully diluted share calculation on a GAAP basis for the three months ended March 31, 2019 and 2018 were 1,090 million and 1,020 million shares, respectively. In the first quarter of 2019, the weighted average outstanding shares for the fully diluted EPS calculation on a non-GAAP basis was 1,093 million, compared to 1,020 million in the first quarter of 2018. The increase was mainly due to the conversion of the mandatory convertible preferred shares to ordinary shares on December 17, 2018.

As of March 31, 2019 and 2018, the fully diluted share count for purposes of calculating our market capitalization was approximately 1,107 million and 1,095 million, respectively. Non-GAAP information: Net non-GAAP adjustments in the first quarter of 2019 were $759 million. Non-GAAP net income and non-GAAP EPS for the first quarter of 2019 were adjusted to exclude the following items:

  Impairment of long-lived assets of $489 million comprised mainly of impairment of intangible assets of product rights and IPR&D assets related to the Actavis Generics acquisition;
  Amortization of purchased intangible assets amounting to $283 million, of which $248 million is included in cost of goods sold and the remaining $35 million in S&M expenses;
  Legal settlements and loss contingencies of $57 million;
  Equity compensation expenses of $34 million;
  Restructuring expenses of $32 million;
  Contingent consideration income of $71 million;
  Minority income of $8 million;
  Other non-GAAP items of $59 million; and
  Income tax of $116 million.

Teva believes that excluding such items facilitates investors' understanding of its business. See the attached tables for a reconciliation of the GAAP results to the adjusted non-GAAP figures. Investors should consider non-GAAP financial measures in addition to, and not as replacement for, or superior to, measures of financial performance prepared in accordance with GAAP.

Cash flow generated from operations during the first quarter of 2019 was $112 million, compared to $1,496 million in the first quarter of 2018.

Free cash flow (cash flow generated from operations net of capital expenditures and deferred purchase price cash component collected for securitized trade receivables) was $360 million in the first quarter of 2019, compared to $1,894 million in the first quarter of 2018. The higher free cash flow in the first quarter of 2018 was mainly due to the proceeds from the working capital adjustment with Allergan and the legal settlement with Rimsa. In addition, the lower cash flow in the first quarter of 2019 was mainly due to lower revenues from COPAXONE, as well as a decline in sales of certain other specialty products and generic products.

As of March 31, 2019, our debt was $28,624 million, compared to $28,916 million as of December 31, 2018, mainly due to favorable exchange rates, as well as the repurchase and cancellation of $126 million of our $1,700 million 1.7% senior notes due July 2019. The portion of total debt classified as short-term as of March 31, 2019 was 10%, compared to 8% as of December 31, 2018. The increase in 2019 was due to a net increase in current maturities.

Segment Results for the First Quarter 2019

North America Segment

Our North America segment includes the United States and Canada.

The following table presents revenues, expenses and profit for our North America segment for the three months ended March 31, 2019 and 2018:

	Three months ended March 31,
	2019		2018
	(U.S.$ in millions / % of Segment Revenues)
Revenues	2,047	100%	2,531	100.0%
Gross profit	1,039	50.8%	1,403	55.5%
R&D expenses	165	8.1%	188	7.4%
S&M expenses	268	13.1%	276	10.9%
G&A expenses	112	5.5%	126	5.0%
Other income	(4)	§	(102)	(4.0%)
Segment profit	498	24.3%	915	36.2%

Revenues from our North America segment in the first quarter of 2019 were $2,047 million, a decrease of $484 million, or 19%, compared to the first quarter of 2018, mainly due to a decline in revenues of COPAXONE, our U.S. generics business, BENDEKA® / TREANDA® and QVAR®, partially offset by higher revenues from our Anda business, AUSTEDO® and AJOVY®. Revenues in the United States, our largest market, were $1,911 million in the first quarter of 2019, a decrease of $479 million, or 20%, compared to the first quarter of 2018.

Revenues by Major Products and Activities

The following table presents revenues for our North America segment by major products and activities for the three months ended March 31, 2019 and 2018:

North America	Three months ended March 31,		Percentage Change
	2019	2018	2018-2019
	(U.S.$ in millions)

Generic products	$966	$1,088	(11%)
COPAXONE	208	476	(56%)
BENDEKA / TREANDA	122	181	(33%)
ProAir	59	130	(55%)
QVAR	64	107	(41%)
AJOVY	20	-	NA
AUSTEDO	74	30	151%
Anda	379	331	14%
Other	155	188	(18%)
Total	2,047	2,531	(19%)

Generic products revenues in our North America segment in the first quarter of 2019 decreased by 11% to $966 million, compared to the first quarter of 2018, mainly due to market dynamics, price erosion in our U.S. generics business and portfolio optimization, partially offset by new generic product launches.

In the first quarter of 2019, we led the U.S. generics market in total prescriptions and new prescriptions, with approximately 436 million total prescriptions (based on trailing twelve months), representing 12% of total U.S. generic prescriptions according to IQVIA data.

COPAXONE revenues in our North America segment in the first quarter of 2019 decreased by 56% to $208 million, compared to the first quarter of 2018, mainly due to generic competition in the United States.

COPAXONE revenues in the United States were $194 million in the first quarter of 2019.

BENDEKA and TREANDA combined revenues in our North America segment in the first quarter of 2019 decreased by 33% to $122 million, compared to the first quarter of 2018, mainly due to lower volumes and lower pricing, resulting partly from the June 2018 launch of a ready-to-dilute bendamustine hydrochloride by Eagle Pharmaceuticals, Inc.

ProAir revenues in our North America segment in the first quarter of 2019 decreased by 55% to $59 million, compared to the first quarter of 2018, mainly due to lower volumes and lower net pricing. In January 2019, we launched our own ProAir authorized generic in the United States, following the launch of a generic version of Ventolin® HFA, another albuterol inhaler. Revenues from our ProAir HFA authorized generic are included in "generic products" above.

QVAR revenues in our North America segment in the first quarter of 2019 decreased by 41% to $64 million, compared to the first quarter of 2018. The decrease in sales in the first quarter of 2019 was mainly due to higher than normal volumes during the first quarter of 2018 in connection with the launch of QVAR® RediHaler™ and lower net pricing.

AJOVY revenues in our North America segment in the first quarter of 2019 were $20 million. AJOVY was approved by the FDA and launched in the United States in September 2018 for the preventive treatment of migraine in adults.

AUSTEDO revenues in our North America segment in the first quarter of 2019 were $74 million, compared to $30 million in the first quarter of 2018.

Anda revenues in our North America segment increased by 14% to $379 million in the first quarter of 2019, compared to the first quarter of 2018 mainly due to higher volumes.

North America Gross Profit

Gross profit from our North America segment in the first quarter of 2019 was $1,039 million, a decrease of 26% compared to $1,403 million in the first quarter of 2018. The decrease was mainly due to lower revenues from COPAXONE, as well as a decline in sales of certain other specialty products and generic products, partially offset by higher sales of AUSTEDO and AJOVY.

Gross profit margin for our North America segment in the first quarter of 2019 decreased to 50.8%, compared to 55.5% in the first quarter of 2018. The decrease was mainly due to lower revenues from COPAXONE and certain other specialty products, partially offset by generic products and Anda.

North America Profit

Profit from our North America segment in the first quarter of 2019 was $498 million, a decrease of 46% compared to $915 million in the first quarter of 2018. The decrease was mainly due to lower revenues from COPAXONE, a decline in sales of certain other specialty products and generic products and lower other income, partially offset by cost reductions and efficiency measures as part of the restructuring plan.

Europe Segment

Our Europe segment includes the European Union and certain other European countries.

The following table presents revenues, expenses and profit for our Europe segment for the three months ended March 31, 2019 and 2018:

	Three months ended March 31,
	2019		2018
	(U.S.$ in millions / % of Segment Revenues)
Revenues	1,264	100%	1,442	100%
Gross profit	730	57.8%	792	55.0%
R&D expenses	66	5.2%	73	5.1%
S&M expenses	215	17.0%	250	17.4%
G&A expenses	48	3.8%	91	6.3%
Other income	(1)	§	1	§
Segment profit	403	31.9%	377	26.1%

Revenues from our Europe segment in the first quarter of 2019 were $1,264 million, a decrease of 12% or $178 million, compared to the first quarter of 2018. In local currency terms, revenues decreased by 5%, mainly due to a decline in COPAXONE revenues due to the entry of competing glatiramer acetate products, the termination of the PGT joint venture and the sale of our women’s health business, partially offset by new generic product launches.

Revenues by Major Products and Activities

The following table presents revenues for our Europe segment by major products and activities for the three months ended March 31, 2019 and 2018:

Europe	Three months ended March 31,		Percentage Change
	2019	2018	2018-2019
	(U.S.$ in millions)
Generic products	$919	$997	(8%)
COPAXONE	114	153	(26%)
Respiratory products	91	113	(19%)
Other	140	179	(22%)
Total	$1,264	$1,442	(12%)

Generic products revenues in our Europe segment in the first quarter of 2019, including OTC products, decreased by 8% to $919 million, compared to the first quarter of 2018. In local currency terms, revenues were flat compared to the first quarter of 2018, mainly due to the loss of revenues from the termination of the PGT joint venture, partially offset by new generic product launches.

COPAXONE revenues in our Europe segment in the first quarter of 2019 decreased by 26% to $114 million, compared to the first quarter of 2018. In local currency terms, revenues decreased by 20%, mainly due to price reductions resulting from the entry of competing glatiramer acetate products.

Respiratory products revenues in our Europe segment in the first quarter of 2019 decreased by 19% to $91 million, compared to the first quarter of 2018. In local currency terms, revenues decreased by 13%, mainly due to lower volumes in the U.K.

Europe Gross Profit

Gross profit from our Europe segment in the first quarter of 2019 was $730 million, a decrease of 8% compared to $792 million in the first quarter of 2018. The decrease was mainly due to a decline in COPAXONE revenues, the loss of revenues resulting from the sale of our women’s health business and the impact of currency fluctuations, partially offset by new generic product launches and lower cost of goods sold.

Gross profit margin for our Europe segment in the first quarter of 2019 increased to 57.8%, compared to 55.0% in the first quarter of 2018. The increase was mainly due to the termination of the PGT joint venture.

Europe Profit

Profit from our Europe segment in the first quarter of 2019 was $403 million, an increase of 7% compared to $377 million in the first quarter of 2018. The increase was mainly due to lower cost of goods sold related to the termination of the PGT joint venture and cost reductions and efficiency measures as part of the restructuring plan.

International Markets Segment

Our International Markets segment includes all countries other than those in our North America and Europe segments. The key markets in this segment are Israel, Japan and Russia.

The following table presents revenues, expenses and profit for our International Markets segment for the three months ended March 31, 2019 and 2018:

	Three months ended March 31,
	2019		2018
	(U.S.$ in millions / % of Segment Revenues)
Revenues	668	100%	750	100%
Gross profit	269	40.3%	313	41.8%
R&D expenses	22	3.3%	24	3.2%
S&M expenses	115	17.2%	134	17.9%
G&A expenses	36	5.3%	41	5.5%
Other income	(0)	§	(8)	(1.1%)
Segment profit	97	14.5%	122	16.3%

Revenues from our International Markets segment in the first quarter of 2019 were $668 million, a decrease of $82 million, or 11%, compared to the first quarter of 2018. In local currency terms, revenues decreased by 3% compared to the first quarter of 2018, mainly due to lower sales in Japan, partially offset by higher sales in Russia.

Revenues by Major Products and Activities

The following table presents revenues for our International Markets segment by major products and activities for the three months ended March 31, 2019 and 2018:

International Markets	Three months ended March 31,		Percentage Change
	2019	2018	2018-2019
	(U.S.$ in millions)

Generic products	$441	$488	(10%)
COPAXONE	13	16	(18%)
Distribution	151	153	(1%)
Other	62	93	(33%)
Total	668	750	(11%)

Generic products revenues in our International Markets segment in the first quarter of 2019, which include OTC products, decreased by 10% to $441 million, compared to the first quarter of 2018. In local currency terms, revenues decreased by 1%, mainly due to lower sales in Japan resulting from regulatory pricing reductions and generic competition to off-patent products, partially offset by higher sales in Russia.

COPAXONE revenues in our International Markets segment in the first quarter of 2019 decreased by 18% to $13 million, compared to the first quarter of 2018. In local currency terms, revenues increased by 3%.

Distribution revenues in our International Markets segment in the first quarter of 2019 decreased by 1% to $151 million, compared to the first quarter of 2018. In local currency terms, revenues increased by 4%.

International Markets Gross Profit

Gross profit from our International Markets segment in the first quarter of 2019 was $269 million, a decrease of 14% compared to $313 million in the first quarter of 2018.

Gross profit margin for our International Markets segment in the first quarter of 2019 decreased to 40.3%, compared to 41.8% in the first quarter of 2018. The decrease was mainly due to lower sales in Japan, partially offset by higher sales in Russia.

International Markets Profit

Profit from our International Markets segment in the first quarter of 2019 was $97 million, a decrease of 20% compared to $122 million in the first quarter of 2018. The decrease was mainly due to lower sales in Japan resulting from regulatory pricing reductions and generic competition to off-patent products, partially offset by higher sales in Russia and cost reductions and efficiency measures as part of the restructuring plan.

Other Activities

We have other sources of revenues, primarily the sale of APIs to third parties, certain contract manufacturing services and an out-licensing platform offering a portfolio of products to other pharmaceutical companies through our affiliate Medis. Our other activities are not included in our North America, Europe or International Markets segments described above.

Our revenues from other activities in the first quarter of 2019 were $317 million a decrease of 7% compared to the first quarter of 2018. In local currency terms, revenues decreased by 5%.

API sales to third parties in the first quarter of 2019 were $187 million, an increase of 4% compared to the first quarter of 2018. In local currency terms, revenues increased by 5%.

Conference Call

Teva will host a conference call and live webcast along with a slide presentation on Thursday, May 2, 2019 at 8:00 a.m. ET to discuss its first quarter 2019 results and overall business environment. A question & answer session will follow.

United States 1 (866) 966-1396

International +44 (0) 2071 928000

Israel 1 (809) 203-624

For a list of other international toll-free numbers, click here.

Passcode: 9470199

A live webcast of the call will also be available on Teva's website at: ir.tevapharm.com. Please log in at least 10 minutes prior to the conference call in order to download the applicable software.

Following the conclusion of the call, a replay of the webcast will be available within 24 hours on the Company's website. The replay can also be accessed until August 30, 2019, 9:00 a.m. ET by calling United States 1 (866) 331-1332 or International +44 (0) 3333009785; passcode: 9470199.

About Teva

Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) has been developing and producing medicines to improve people’s lives for more than a century. We are a global leader in generic and specialty medicines with a portfolio consisting of over 35,000 products in nearly every therapeutic area. Around 200 million people around the world take a Teva medicine every day, and are served by one of the largest and most complex supply chains in the pharmaceutical industry. Along with our established presence in generics, we have significant innovative research and operations supporting our growing portfolio of specialty and biopharmaceutical products. Learn more at http://www.tevapharm.com

Some amounts in this press release may not add up due to rounding. All percentages have been calculated using unrounded amounts.

Non-GAAP Financial Measures

This press release contains certain financial information that differs from what is reported under accounting principles generally accepted in the United States ("GAAP"). These non-GAAP financial measures, including, but not limited to, non-GAAP EPS, non-GAAP operating income, non-GAAP gross profit, non-GAAP gross profit margin, EBITDA, non-GAAP financial expenses, non-GAAP income taxes, non-GAAP net income and non-GAAP diluted EPS are presented in order to facilitates investors' understanding of our business. We utilize certain non-GAAP financial measures to evaluate performance, in conjunction with other performance metrics. The following are examples of how we utilize the non-GAAP measures: our management and board of directors use the non-GAAP measures to evaluate our operational performance, to compare against work plans and budgets, and ultimately to evaluate the performance of management; our annual budgets are prepared on a non-GAAP basis; and senior management’s annual compensation is derived, in part, using these non-GAAP measures. See the attached tables for a reconciliation of the GAAP results to the adjusted non-GAAP figures. Investors should consider non-GAAP financial measures in addition to, and not as replacements for, or superior to, measures of financial performance prepared in accordance with GAAP. We are not providing forward looking guidance for GAAP reported financial measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP measure because we are unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current beliefs and expectations and are subject to substantial risks and uncertainties, both known and unknown, that could cause our future results, performance or achievements to differ significantly from that expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include risks relating to:

  our ability to successfully compete in the marketplace, including: that we are substantially dependent on our generic products; competition for our specialty products, especially COPAXONE®, our leading medicine, which faces competition from existing and potential additional generic versions and orally-administered alternatives; the uncertainty of commercial success of AJOVY® or AUSTEDO®; competition from companies with greater resources and capabilities; efforts of pharmaceutical companies to limit the use of generics, including through legislation and regulations; consolidation of our customer base and commercial alliances among our customers; the increase in the number of competitors targeting generic opportunities and seeking U.S. market exclusivity for generic versions of significant products; price erosion relating to our products, both from competing products and increased regulation; delays in launches of new products and our ability to achieve expected results from investments in our product pipeline; our ability to take advantage of high-value opportunities; the difficulty and expense of obtaining licenses to proprietary technologies; and the effectiveness of our patents and other measures to protect our intellectual property rights;

  our substantial indebtedness, which may limit our ability to incur additional indebtedness, engage in additional transactions or make new investments, may result in a further downgrade of our credit ratings; and our inability to raise debt or borrow funds in amounts or on terms that are favorable to us;
  our business and operations in general, including: failure to effectively execute our restructuring plan announced in December 2017; uncertainties related to, and failure to achieve, the potential benefits and success of our senior management team and organizational structure; harm to our pipeline of future products due to the ongoing review of our R&D programs; our ability to develop and commercialize additional pharmaceutical products; potential additional adverse consequences following our resolution with the U.S. government of our FCPA investigation; compliance with sanctions and other trade control laws; manufacturing or quality control problems, which may damage our reputation for quality production and require costly remediation; interruptions in our supply chain; disruptions of our or third party information technology systems or breaches of our data security; the failure to recruit or retain key personnel; variations in intellectual property laws that may adversely affect our ability to manufacture our products; challenges associated with conducting business globally, including adverse effects of political or economic instability, major hostilities or terrorism; significant sales to a limited number of customers in our U.S. market; our ability to successfully bid for suitable acquisition targets or licensing opportunities, or to consummate and integrate acquisitions; and our prospects and opportunities for growth if we sell assets ;
  compliance, regulatory and litigation matters, including: costs and delays resulting from the extensive governmental regulation to which we are subject; the effects of reforms in healthcare regulation and reductions in pharmaceutical pricing, reimbursement and coverage; increased legal and regulatory action in connection with public concern over the abuse of opioid medications in the U.S.; governmental investigations into selling and marketing practices; potential liability for patent infringement; product liability claims; increased government scrutiny of our patent settlement agreements; failure to comply with complex Medicare and Medicaid reporting and payment obligations; and environmental risks;
  other financial and economic risks, including: our exposure to currency fluctuations and restrictions as well as credit risks; potential impairments of our intangible assets; potential significant increases in tax liabilities; and the effect on our overall effective tax rate of the termination or expiration of governmental programs or tax benefits, or of a change in our business;

and other factors discussed in this press release, in our Quarterly Report on Form 10-Q for the first quarter of 2019 and in our Annual Report on Form 10-K for the year ended December 31, 2018, including in the sections captioned "Risk Factors” and “Forward Looking Statements.” Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statements or other information contained herein, whether as a result of new information, future events or otherwise. You are cautioned not to put undue reliance on these forward-looking statements.

Consolidated Statements of Income
(U.S. dollars in millions, except share and per share data)

		Three months ended
		March 31,
		2019	2018
		(Unaudited)	(Unaudited)
Net revenues		4,295	5,065
Cost of sales		2,440	2,750
Gross profit		1,856	2,315
Research and development expenses		261	317
Selling and marketing expenses		648	738
General and administrative expenses		292	329
Intangible assets impairment		469	206
Goodwill impairment		-	180
Other asset impairments, restructuring and other items		1	501
Legal settlements and loss contingencies		57	(1,278)
Other income		(6)	(203)
Operating profit		134	1,525
Financial expenses – net		218	271
Income (loss) before income taxes		(84)	1,254
Income taxes		9	46
Share in losses of associated companies- net		4	74
Net income (loss)		(97)	1,134
Net income attributable to non-controlling interests		8	14
Net income (loss) attributable to Teva		(105)	1,120
Dividends on preferred shares		-	65
Net income (loss) attributable to Teva's ordinary shareholders		(105)	1,055

Earnings (loss) per share attributable to ordinary shareholders:	Basic ($)	(0.10)	1.04
	Diluted ($)	(0.10)	1.03
Weighted average number of shares (in millions):	Basic	1,090	1,017
	Diluted	1,090	1,020

Non-GAAP net income attributable to ordinary shareholders:*		654	954
Non-GAAP net income attributable to ordinary shareholders for diluted earnings per share:		654	954

Non-GAAP earnings per share attributable to ordinary shareholders:*	Basic ($)	0.60	0.94
	Diluted ($)	0.60	0.94

Non-GAAP average number of shares (in millions):	Basic	1,090	1,017
	Diluted	1,093	1,020

* See reconciliation attached.

Condensed Consolidated Balance Sheets
(U.S. dollars in millions)
(Unaudited)

	March 31,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	1,973	1,782
Trade receivables	5,108	5,822
Inventories	4,782	4,731
Prepaid expenses	969	899
Other current assets	438	468
Assets held for sale	162	92
Total current assets	13,431	13,794
Deferred income taxes	351	368
Other non-current assets	756	731
Property, plant and equipment, net	6,785	6,868
Operating lease right-of-use assets	517	-
Identifiable intangible assets, net	13,191	14,005
Goodwill	24,822	24,917
Total assets	59,854	60,683

LIABILITIES & EQUITY
Current liabilities:
Short-term debt	2,790	2,216
Sales reserves and allowances	6,200	6,711
Trade payables	1,763	1,853
Employee-related obligations	633	870
Accrued expenses	1,869	1,868
Other current liabilities	773	804
Total current liabilities	14,028	14,322

Long-term liabilities:
Deferred income taxes	2,079	2,140
Other taxes and long-term liabilities	1,669	1,727
Senior notes and loans	25,834	26,700
Operating Lease Liabilities	424	-
Total long-term liabilities	30,005	30,567
Equity:
Teva shareholders’ equity	14,732	14,707
Non-controlling interests	1,089	1,087
Total equity	15,821	15,794
Total liabilities and equity	59,854	60,683

Condensed Consolidated Cash Flow
(U.S. Dollars in millions)

	Three months ended
	March 31,
	2019	2018
	Unaudited	Unaudited
Operating activities:
Net income (loss)	(97)	1,134
Net change in operating assets and liabilities	(805)	(592)
Items not involving cash flow	1,014	954

Net cash provided by operating activities	112	1,496

Net cash provided by investing activities	272	1,039

Net cash used in financing activities	(189)	(2,091)

Translation adjustment on cash and cash equivalents	(4)	11

Net change in cash and cash equivalents	191	455

Balance of cash and cash equivalents at beginning of period	1,782	963

Balance of cash and cash equivalents at end of period	1,973	1,418

	Three Months Ended March 31, 2019
	U.S. $ and shares in millions (except per share amounts)
	GAAP	Excluded for non GAAP measurement													Non GAAP

		Amortization of			Acquisition,		Costs related to
		purchased intangible	Legal settlements and	Impairment of	integration and	Restructuring	regulatory actions	Equity	Contingent	Gain on sale	Other non	Other	Corresponding	Unusual tax
		assets	loss contingencies	long-lived assets	related expenses	costs	taken in facilities	compensation	consideration	of business	GAAP items	items	tax effect	item*
COGS	2,440	248					4	7			35				2,146
R&D	261							6			0				255
S&M	648	35						10							602
G&A	292							12			0				280
Other income	(6)									0					(6)
Legal settlements and loss contingencies	57		57												-
Other assets impairments, restructuring and other items	1			20	2	32			(71)		19				-
Intangible assets impairment	469			469											-
Financial expenses	218											(2)			220
Income taxes	9												(55)	(61)	125
Share in losses of associated companies – net	4											-			4
Net income attributable to non-controlling interests	8											(8)			16
Total reconciled items		283	57	489	2	32	4	34	(71)	0	54	(10)	(55)	(61)

EPS - Basic	(0.10)													0.70	0.60
EPS - Diluted	(0.10)													0.70	0.60

* Interest disallowance as a result of the U.S. Tax Cuts and Jobs Act.

The non-GAAP diluted weighted average number of shares was 1,093 million for the three months ended March 31, 2019.

	Three Months Ended March 31, 2018
	U.S. $ and shares in millions (except per share amounts)
	GAAP	Excluded for non GAAP measurement												Non GAAP

		Amortization of				Acquisition,		Costs related to
		purchased intangible	Legal settlements and	Impairment of		integration and	Restructuring	regulatory actions taken	Equity	Contingent	Other non	Other	Corresponding
		assets	loss contingencies	long-lived assets	Other R&D expenses	related expenses	costs	in facilities	compensation	consideration	GAAP items	items	tax effect
COGS	2,750	264						1	6		32			2,447
R&D	317				22				5		1			289
S&M	738	46							9		1			682
G&A	329								10		(3)			322
Other income	(203)										(93)			(110)
Legal settlements and loss contingencies	(1,278)		(1,278)											-
Other assets impairments, restructuring and other items	501			226		2	247			8	18			-
Intangible assets impairment	206			206										-
Goodwill impairment	180			180										-
Financial expenses	271											68		203
Income taxes	46												(165)	211
Share in losses of associated companies – net	74											94		(20)
Net income attributable to non-controlling interests	14											(8)		22
Total reconciled items		310	(1,278)	612	22	2	247	1	30	8	(44)	154	(165)

EPS - Basic	1.04												(0.10)	0.94
EPS - Diluted	1.03												(0.09)	0.94

The non-GAAP diluted weighted average number of shares was 1,020 million for the three months ended March 31, 2018.

Segment Information

	North America		Europe		International Markets
	Three months ended March 31,		Three months ended March 31,		Three months ended March 31,
	2019	2018	2019	2018	2019	2018

	(U.S. $ in millions)		(U.S. $ in millions)		(U.S. $ in millions)

Revenues	$2,047	$2,531	$1,264	$1,442	$668	$750
Gross profit	1,039	1,403	730	792	269	313
R&D expenses	165	188	66	73	22	24
S&M expenses	268	276	215	250	115	134
G&A expenses	112	126	48	91	36	41
Other (income) loss	(4)	(102)	(1)	1	(0)	(8)
Segment profit	$498	$915	$403	$377	$97	$122

Reconciliation of our segment profit
to consolidated income before income taxes
	Three months ended
	March 31,
	2019	2018

	(U.S.$ in millions)

North America profit	$498	$915
Europe profit	403	377
International Markets profit	97	122
Total segment profit	998	1,414
Profit of other activities	21	21
	1,019	1,435
Amounts not allocated to segments:
Amortization	283	310
Other asset impairments, restructuring and other items	1	501
Goodwill impairment	-	180
Intangible asset impairments	469	206
Gain from divestitures, net of divestitures related costs	§	(93)
Other R&D expenses	§	22
Costs related to regulatory actions taken in facilities	4	1
Legal settlements and loss contingencies	57	(1,278)
Other unallocated amounts	70	61

Consolidated operating income	134	1,525
Financial expenses - net	218	271
Consolidated income (loss) before income taxes	$(84)	$1,254

Revenues by Activity and Geographical Area
(Unaudited)

	Three months ended
	March 31,		Percentage Change
	2019	2018	2018-2019
	(U.S.$ in millions)
North America segment
Generic products	$966	$1,088	(11%)
COPAXONE	208	476	(56%)
BENDEKA / TREANDA	122	181	(33%)
ProAir	59	130	(55%)
QVAR	64	107	(41%)
AJOVY	20	-	NA
AUSTEDO	74	30	151%
Anda	379	331	14%
Other	155	188	(18%)
Total	2,047	2,531	(19%)

	Three months ended
	March 31,		Percentage Change
	2019	2018	2018-2019
	(U.S.$ in millions)
Europe segment
Generic medicines	$919	$997	(8%)
COPAXONE	114	153	(26%)
Respiratory products	91	113	(19%)
Other	140	179	(22%)
Total	1,264	1,442	(12%)

	Three months ended
	March 31,		Percentage Change
	2019	2018	2018-2019
	(U.S.$ in millions)
International Markets segment
Generics medicines	$441	$488	(10%)
COPAXONE	13	16	(18%)
Distribution	151	153	(1%)
Other	62	93	(33%)
Total	668	750	(11%)

	Free cash flow reconciliation
	Three months ended March 31,
	2019	2018

	(U.S. $ in millions)

Net cash provided by operating activities	112	1,496
Beneficial interest collected in exchange for securitized trade receivables, included in investing activities	362	444
capital expenditures	(125)	(163)
Proceeds from sale of property, plant and equipment, intangible assets and companies	11	117
Free cash flow	$360	$1,894

CONTACT:
IR Contacts
United States
Kevin C. Mannix
(215) 591-8912

Israel
Ran Meir
972 (3) 9267516

PR Contacts
United States
Kelley Dougherty
(973) 658-0237

Israel
Yonatan Beker
972 (54) 888 5898